SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Rydex Capital Partners SPhinX Equity Long/Short Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                       9601 Blackwell Road, Suite 500
                       Rockville, Maryland 20850

Telephone Number (including area code): 301-296-5100

Name and address of agent for service of process:


                       Joanna M. Haigney
                       Secretary
                       Rydex Capital Partners SPhinX Equity Long/Short Fund 9601 Blackwell Road, Suite 500
                       Rockville, Maryland 20850
                       COPY TO:
                       Kenneth S. Gerstein
                       Schulte Roth & Zabel
                       919 Third Avenue
                       New York, NY 10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           X     Yes              No
         ------            -----

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Rockville, Maryland on the 10th day of June, 2005.

                  Rydex Capital Partners SPhinX Equity Long/Short Fund

                  By:  /s/ MICHAEL P. BYRUM
                       --------------------------------------------------
                       Michael P. Byrum, President





Attest: /s/ JAMES P. ERCEG
        -----------------------------------
        James P. Erceg